Exhibit 10.8

In connection with a review of director compensation in November 2022, the Board of Directors of the Federal Agricultural Mortgage Corporation approved the following level of director compensation in the form of cash retainer and targeted value of equity, effective January 1, 2023:
•The base annual cash retainer payable to all directors was increased by $4,500, from $62,000 to $66,500.
•The value of the annual equity award grant to all directors was increased by $4,500 from $62,000 to $66,500.
•The incremental annual cash retainer payable to:
othe Chair of the Board was increased by $10,000, from $40,000 to $50,000, with the total annual cash retainer increased from $102,000 to $116,500 including the increase in base annual cash retainer;
othe Vice Chair of the Board was increased by $5,000, $20,000 to $25,000, with the total annual cash retainer increased from $82,000 to $91,500 including the increase in base annual cash retainer;
•The incremental annual cash retainer payable to Committee chairs is set forth below* (all of which remain the same as the incremental cash retainers set for 2022):
othe Chair of the Audit Committee receives an incremental annual cash retainer of $15,000, with the total annual cash retainer increasing from $77,000 to $81,500 to reflect the increase in base annual cash retainer;
othe Chairs of the Human Capital and Compensation Committee, the Corporate Governance Committee, the Enterprise Risk Committee, and the Finance Committee each receives an incremental annual cash retainer of $12,000, with the total annual cash retainers increasing from $74,000 to $78,500 to reflect the increase in base annual cash retainer (the Chair of the Corporate Governance Committee currently serves as Chair of the Board); and
othe Chairs of the Credit Committee, the Public Policy and Corporate Social Responsibility Committee, and the Business Development and Business Strategy Committee each receives an incremental annual cash retainer of $6,000, with the total annual cash retainers increasing from $68,000 to $72,500 to reflect the increase in base annual cash retainer (the Chair of the Public Policy and Corporate Social Responsibility Committee currently serves as Vice Chair of the Board).
* No director shall receive the supplemental retainer for being the Chair of a Committee if that individual is already receiving the supplemental annual retainer applicable to the Chair of the Board or the Vice Chair of the Board.